Exhibit 5.1

Borqs Technologies, Inc. Building B23-A, Universal Business Park No. 10 Jiuxianqiao Road Chaoyang District, Beijing 100015, China

[●] 2018

Dear Sirs

Borqs Technologies, Inc.

We have acted as British Virgin Islands legal advisers to Borqs Technologies, Inc. (the “Company”) in connection with the Company’s registration statement on Form S-1 including all amendments or supplements thereto, (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to date, relating to (a) the offering, issuance and sale by the Company of up to [●] of its ordinary shares of no par value (the “Offer Shares”) (the “Offering”) and the offering and sale by certain participating shareholders as identified therein (the “Participating Shareholders”) of up to [●] of the ordinary shares of the Company of no par value (the “Participating Shares”) and (b) the resale by certain selling shareholders as identified therein (the “Selling Shareholders”) of up to 3,272,761 ordinary shares of the Company of no par value (the “Selling Shares”) (collectively the “Proposed Sale”).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on [●] 2018, including the Company’s Certificate of Incorporation and its Memorandum and Articles of Association (the “Memorandum and Articles”).

1.2	The [minutes of a meeting of the board of directors of the Company held on] [written resolutions of the board of directors of the Company dated] [●] 2018 together with the written resolutions of directors as set out in the First Schedule (the “Resolutions”).

1.3	An instruction letter from the Company to Continental Stock Transfer & Trust Company dated August 18, 2017.

1.4	A certificate from Continental Stock Transfer & Trust Company dated [●] 2018, in its capacity as share registrar to the Company, a copy of which is attached as Annexure A (the “Register’s Certificate”).

1.5	A certificate from a Director of the Company addressed to this firm dated [●] 2018, a copy of which is attached hereto (the “Director’s Certificate”).

1.6	A certificate of good standing dated [●] 2018, issued by the Registrar of Companies in the British Virign Islands (the “Certificate of Good Standing”).

1.7	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy of the Registered Agent’s Certificate, the Register of Members, the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) of the British Virgin Islands (the “Act”), is in good standing at the Registry of Corporate Affairs and validly exists under the laws of the British Virgin Islands.

3.2	The Company is authorised to issue an unlimited number of ordinary and preferred shares of no par value.

3.3	The issue and allotment of the Offer Shares offered by the Company pursuant to the Proposed Sale have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, such Offer Shares will be legally issued and allotted, fully paid and non-assessable.

3.4	The issuance by the Company of the Participating Shares offered by the Participating Shareholders pursuant to the Proposed Sale has been duly authorised and the Participating Shares are fully paid and non-assessable.

3.5	The issuance by the Company of the Selling Shares offered by the Selling Shareholders pursuant to the Proposed Sale has been duly authorised and the Selling Shares are fully paid and non-assessable.

3.6	The statements under the caption “Taxation” in the offering prospectus forming part of the Registration Statement on Form S-1 filed by the Company on [●] 2018, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members (shareholders). Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

In this opinion the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading, “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

Encl

First Schedule

1.	Written resolutions of the directors of the Company dated 29 July 2015 approving certain subscription agreements and the issue of shares to Jason Shen.

2.	Written resolutions of the directors of the Company dated 31 July 2015 approving the issue of shares to Zhengqi International Holding Limited.

3.	Written resolutions of the directors of the Company dated 3 August 2015 approving the transfers of shares to various officers of the Company.

4.	Written resolutions of the directors of the Company dated 6 October 2015 approving, among other things, the issue of shares pursuant to a public offering and private placement to Zhengqi International Holding Limited and EarlyBirdCapital Inc. as the underwriter.

5.	Written resolutions of the directors of the Company dated 18 August 2017 approving an issue of shares pursuant to a merger transaction to Zhengqi International Holding Limited, EarlyBirdCapital Inc. and various other individuals.

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